Exhibit 10.26

DRAFT 10/__/05

DISCLOSURE SCHEDULES

TO THE

MEMBERSHIP PURCHASE AGREEMENT BY AND AMONG

EML HOLDINGS LLC, [BUYER]

AND

THE BUYER PRINCIPALS NAMED THEREIN

The following disclosure schedules (the “Schedules”) are being delivered by EML Holdings LLC (the “Company”) [Buyer] (the “Buyer”) and the Buyer Principals named therein pursuant to the Membership Purchase Agreement (the “Agreement”) dated as of             , 2005 among the Company, the Buyer and the Buyer Principals.

The disclosures contained in the Schedules are not an admission that all of the matters set forth in the Schedules call for disclosure, as the Schedules may also include, for the information of the Buyer and the Buyer Principals, matters that relate in some way to the subject matter addressed in the representations and warranties contained in the Agreement. All matters disclosed by the Company in the Schedules with respect to any section of the Agreement shall be deemed a disclosure of such matters for all applicable sections of the Agreement. The descriptive headings of the Schedules are inserted for convenience only and do not constitute a part of these Schedules.

Capitalized terms used in the Schedules and not otherwise defined shall have the meanings given them in the Agreement.

Schedule 1.1

Included Agencies

1.	Wachovia Insurance Services

2.	Senn Dunn

3.	BB&T Insurance Services

4.	Brokers Insurance Corporation

5.	Carolina Consulting Services dba Group US

6.	Northwestern Group Marketing Services dba Strategic Employee Benefit Services

7.	Group Benefit Systems

8.	The Benefits Group

9.	Pilot Financial Brokerage c/o Jefferson Pilot Piedmont Agency

10.	James A. Scott & Son, Inc./Scott Insurance

11.	A Watts Huckabee & Company

12.	The AI Group

13.	Group Benefit Solutions, Inc.

14.	Carolina Benefits & Planning/Fidelity Capital MGMT, Inc.

15.	Knauff Insurance Agency/Trinity Consulting

16.	Gibson & Associates/Gibson Ray & Stewart Benefits, Inc.

17.	Watson Insurance

18.	Association Benefit Services, Inc.

19.	Miles Employee Benefit Consulting, Inc.

20.	Dean Heckle & Hill, Inc.

Schedule 2.5

Assets

Tag	Asset Description
1	ViewSonic 17” Monitor S# DP02609121
2	HP ScanJet ADF Scanner S# SG0BN260VZ
3	Dell Dimension XPS R450 S# HWQ39
4	TechSolutions Shredder
5	HP LaserJet 8150N S# USBD025544
6	Panasonic Panafax UF-895 S# 01010100407
7	GBC Shredmaster Shredder
10 Blue Conference Room Chairs S#
8	D1GBA6
9	Conference Room Table
10	TV\VCR Combo Sylvania S# C17000956
11	Small Refrigerator Sanyo S# 930100187
IBM Wheelwriter 6 Typewriter S#
12	10500006191770
13	Printer Table
14	Joel Espinosa’s current Cubical
15	21” KDS Monitor S# 1292034423
16	Dell Dimension
17	Office Chair
18	Leon Williams’ current Cubical
19	21” KDS Monitor S# 21C0BAA22002494
20	Dell Dimension S# HYT4801
21	Office Chair
22	Paul Markel’s current Cubical
23	21” KDS Monitor
24	Dell Dimension
25	Office Chair
26	21” KDS Monitor
27	Dell Dimension
28	Christa Shannon’s current Cubical
29	Office Chair
30	21” KDS Monitor
31	Dell Dimension
32	Office Chair
33	Tammy Fryberger’s current Cubical
34	Carol Geiter’s current Cubical
35	21” KDS Monitor
36	Dell Dimension
37	Office Chair
38	21” KDS Monitor
39	Office Chair

40	Dell Dimension
41	Nancy Uffelman’s current Cubical
42	Cubical next to Nancy Uffelman
43	Cubical outside of Bob’s Office
44	Office Chair
45	Cubical outside of Bob’s Office
46	Office Chair
47	2 Red Office Chairs IBS_0122
48	Round Table
49	Grey Office Chair
50	Grey Office Chair
51	Desk 72x36
52	Office Chair
53	ViewSonic 17” Monitor S# AY95001145
54	HP 952C Color Printer
55	Credenza
56	Dell Dimension
57	Whiteboard
58	Book Shelf
Mita DC-4090 Copier Machine#
59	PM37010665H
60	Schwab 5000 file Cabinet
61	Schwab 5000 file Cabinet
62	Supply Cabinet full of supplies
63	Marketing Storage Unit 5 Pieces
63	Marketing Storage Unit 5 Pieces
63	Marketing Storage Unit 5 Pieces
63	Marketing Storage Unit 5 Pieces
63	Marketing Storage Unit 5 Pieces
64	Lot of Motivational Posters and Plaques
Infocus Projector Model LP340 S#
65	5PW11800284
66	Office Chair
67	Minolta Di 520 Copier
N/A	Dell Latitude Laptop C800
HP DeskJet 952C S#
N/A	KR097DMF445720211KP8
N/A	Toshiba Satellite Laptop S# 32029125P
N/A	HP DeskJet 932C Pirnter S# CN0BN1R292
N/A	Panasonic Panafax 560 S# 01970601073

Schedule 3.5

Qualifications

Schedule 3.7

Non-Contravention

(c) The Lease for the property located at 202 North Prince Street, Lancaster, Pennsylvania requires the consent of the landlord.

Schedule 3.10

Title to Properties; Encumbrances

[None]

Schedule 3.13(a)

Employee Plans

1.	The Educators Mutual Life Insurance Company Pension Plan.

2.	The Educators Mutual Life Insurance Company 401(k) Plan.

3.	The Educators Mutual Life Insurance Company Group Insurance Plan.

Schedule 3.13(b)

Benefit Arrangements

Paid vacation, holidays, sick days, and other similar fringe benefits.

Schedule 3.14

Taxes

[None]

MEMBERSHIP PURCHASE AGREEMENT

THIS MEMBERSHIP PURCHASE AGREEMENT (this “Agreement”), dated as of October         , 2005, is by and among EML Holdings LLC, a Pennsylvania limited liability company having offices at 202 North Prince Street, Lancaster, Pennsylvania 17603 (“Seller”), IBSi Holdings, Inc., a North Carolina corporation having offices at Suite 300, Westbrook Plaza Drive, Winston-Salem, NC 27103 (“Buyer”) and the Buyer Principals (as defined below).

Recitals

Seller is the sole member of IBSi, LLC, a Pennsylvania limited liability company (“IBSi” or the “Company”). Seller desires to sell, assign and convey, and Buyer desires to purchase, assume and receive Seller’s membership interest in IBSi on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Accrual Rate” means the one-month LIBOR rate as published by the The Wall Street Journal on the last day of the month prior to the due date of the payment.

“Adjusted Purchase Price” has the meaning given in Section 2.3.1.2.

“Adjustment Amount” has the meaning given in Section 2.3.1.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that the Company shall not be considered an Affiliate of Seller after the Closing Date.

“Assets” means the assets of the Company as of the Closing Date as listed at Schedule 2.5.

“Base Purchase Price” means the sum of $300,000.

“Benefit Arrangement” means any employment, severance or similar contract, arrangement or policy or any other contract, plan, policy or arrangement (whether or not written)

providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that (a) is not an Employee Plan, (b) is entered into, maintained, administered or contributed to, by the Company or any of its ERISA Affiliates and (c) covers any employee or former employee of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Lancaster, Pennsylvania are authorized or obligated by law or executive order to be closed.

“Buyer Principals” means Teresa B. Pritchard, an individual residing at 1315 Westbrook Plaza Drive, Ste 300, Winston-Salem, NC 27103; John Robert Hallock III, an individual residing at 11 Field Lane, Lititz, PA 17543; and Joseph G. Pritchard, an individual residing at 124 Club Pointe Drive, Winston-Salem, NC 27104.

“Closing Balance Sheet” has the meaning given in Section 2.3.1.

“Closing Date” means the date of the Closing.

“Closing Deliverables” means the items to be delivered at Closing pursuant to Sections 6.3 and 6.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means IBSi, LLC, a Pennsylvania limited liability company.

“Confidential Information” means any information of a party, including a list, compilation, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Definitive Agreements” means this Agreement, the Restated Services Agreement, the Seller Guaranty, the Restated Agency Agreement, the TPM Amendment and the Retention Agreement Release.

“Educators” means Educators Mutual Life Insurance Company.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and (c) covers any employee or former employee of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Governmental Authority” means (a) the United States of America, (b) any state, county, municipality or other governmental subdivision within the United States of America and (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“IBSi” means IBSi, LLC, a Pennsylvania limited liability company.

“IBSi Producers” means the general agencies, sub-agents and agents managed by IBSi for the sale as downstream producers of Educators’ insurance products.

“Included Agencies” means the insurance agencies listed at Schedule 1.1 hereto.

“In-Force Business” means insurance contracts issued by Educators that are in-force and effect as of the Closing Date.

“Interim Period” means the period between the date of this Agreement and the Closing Date.

“Law” means any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such asset except for Permitted Encumbrances. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LLC Assignment” means an instrument in form reasonably acceptable to Buyer transferring the LLC Interest to Buyer in accordance with this Agreement.

“LLC Interest” means 100% of the membership interests in the Company held by Seller.

“Losses” has the meaning given in Section 7.1 of this Agreement.

“Marketing Fees” means all amounts payable by Educators to IBSi under the Restated Agency Agreement or otherwise in respect of the sale and servicing of Educators insurance products by IBSi, including without limitation, marketing fees, commissions and override amounts, however described or denominated.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company, taken as a whole, provided that in determining whether there has been a Material Adverse Effect, the following matters will not be considered: (a) any changes in the financial condition of a customer, carrier or agent of the Company and (b) any change generally affecting the international, national, regional or local insurance or reinsurance industry as a whole. “Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

“New Business” means insurance contracts first issued by Educators after the Closing Date.

“Other Carrier Marketing Fees” means all amounts payable by an insurance carrier (other than Educators) to IBSi on or in connection with the sale and servicing of such carrier’s insurance products by IBSi, including without limitation, marketing fees, sales bonuses, commissions and override amounts, however described or denominated.

“Other Markets” means any state in which IBSi is licensed and appointed to represent Educators as an insurance agent, excluding Pennsylvania, Maryland, North Carolina, South Carolina and Virginia.

“Permitted Encumbrances” means any of the following matters:

•	All agreements, instruments, documents, liens, encumbrances, and other matters which are described in any schedule or exhibit hereto.

•	Any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate proceedings.

•	Any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings.

•	Any liens or security interests created by Law or reserved in leases for rental.

“Person” means an individual, corporation, partnership, association, trust or any other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Period” means the period commencing on the day following the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Producer Convention Expenses” means the expenses to be incurred by IBSi (and allocated in part to Seller and Educators in accordance with Schedule 2.4.3) in connection with the award of 2006 convention attendance privileges to qualifying IBSi Producers on the basis of performance in the period commencing on February 1, 2005 through March 1, 2006.

“Renewal Business” means insurance contracts issued by Educators that were in-force and effect as of the Closing Date and are renewed for a further period of coverage following the Closing Date.

“Restated Agency Agreement” means the Amended and Restated Marketing and Administration Agreement between IBSi and Educators in the form attached at Exhibit A hereto.

“Retained Liabilities” means Losses arising out of or resulting from the operations, affairs and activities of IBSi in the period prior to the Closing Date, provided however, that Retained Liabilities shall not include any such Losses (i) that are covered by insurance payable to IBSi in the Post-Closing Period and/or (ii) for which provision is made in the Closing Date Balance Sheet.

“Retention Agreement Release” means the instrument releasing and terminating effective as of the Closing Date that certain Retention Agreement dated as of March 4, 2005 by and between John Robert Hallock III and Educators.

“Seller Guaranty” means the form of Seller Guaranty attached at Exhibit B hereto under which Educators shall guaranty all of Seller’s obligations, undertakings, liabilities and performance hereunder.

“Seller’s Knowledge,” “to the Knowledge of Seller” or phrases of similar import mean the actual knowledge of the executive officers of Seller, consisting of John Robert Hallock III, Alex T. Schneebacher, Kimberly A. Rankin and Brent L. Shirk .

“Restated Services Agreement” means the Amended and Restated Administrative Services Agreement in the form attached at Exhibit C hereto.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Taxes” (and, with correlative meaning, “Tax”) means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign) (“Taxing Authority”), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

“Taxing Authority” is defined in the definition of Taxes set forth in this Article I.

“Title IV Plan” means an Employee Plan, other than any Multiemployer Plan, subject to Title IV or ERISA.

“TPM Amendment” means the Amendment to General Agent Agreement between Educators and Third Party Marketers of America, Inc. in the form attached at Exhibit D hereto.

“Transferred Liabilities” means Losses arising out of or resulting from the operations, affairs and activities of IBSi in the period commencing on and continuing after the Closing Date.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of the Membership Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the LLC Interest. The aggregate purchase price for the LLC Interest will be the Adjusted Purchase Price, which shall be paid as provided in Section 2.2, and shall be subject to adjustment following the Closing as provided in Section 2.3.

2.2 Closing. The closing of the purchase and sale of the LLC Interest hereunder (“Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, on (i) the earlier of (a) October 31, 2005 provided all conditions to Closing have then been satisfied, or (b) the second Business Day following the date on which all conditions to Closing have been satisfied, or (ii) such other date as the parties may agree.

2.2.1 At the Closing, Buyer shall deliver to Seller an amount equal to the Adjusted Purchase Price in immediately available cash funds by wire transfer to an account of Seller, which account shall have been designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date.

2.2.2 At the Closing, Seller shall deliver the LLC Assignment to Buyer.

2.2.3 At the Closing, Buyer and Seller shall deliver the other Closing Deliverables listed at Sections 6.3 and 6.4.

2.3 Computation of the Adjusted Purchase Price.

2.3.1 Not less than five (5) days prior to the Closing Date, Seller shall prepare and deliver to Buyer a pro forma balance sheet for the Company as of September 30, 2005 (“Closing Date Balance Sheet”) that shall set forth Seller’s best estimate of the Adjustment Amount, hereinafter defined, as of such date.

2.3.1.1. The “Adjustment Amount” (i) shall be equal to the aggregate dollar value of the Included Assets, less the aggregate dollar value of the Included Liabilities, and (ii) shall be expressed as a positive or negative amount.

2.3.1.2. Except as provided in Section 2.3.1.3, the “Adjusted Purchase Price” shall be equal to the sum of (i) the Base Purchase Price and (ii) the Adjustment Amount.

2.3.1.3. If the Adjusted Purchase Price as computed under Section 2.3.1.2 is negative, Seller shall contribute cash to the Company prior to Closing in an amount equal to the negative balance so that the Adjusted Purchase Price payable at Closing shall be not less than zero.

2.4 Post-Closing Purchase Price Adjustments.

2.4.1 Not later than 45 days following the Closing Date, Seller shall deliver to Buyer a recomputation of the Adjusted Purchase Price, calculated as of October 31, 2005 but otherwise computed in accordance with Section 2.3 (“First Recomputed Amount”). Buyer shall have five (5) Business Days within which to review the First Recomputed Amount and notify Seller of any objections it has to that recomputation. If Buyer does not timely object to the First Recomputed Amount, it shall be deemed accepted by Buyer. If Buyer objects to the First Recomputed Amount, it shall notify Seller in writing of its objections, specifying in reasonable detail the basis for its objections, and the parties shall thereafter use best efforts to consult and agree on the recomputation. If, as finalized, the First Recomputed Amount exceeds the Adjusted Purchase Price, Buyer shall pay Seller an amount equal to the difference together with interest thereon at the Accrual Rate from the Closing Date through the date of payment. If, as finalized, the Adjusted Purchase Price exceeds the First Recomputed Amount, Seller shall pay Buyer an amount equal to the difference together with interest thereon at the Accrual Rate from the Closing Date through the date of payment.

2.4.2 Not later than fifteen (15) days following the end of each month following the Closing Date, as necessary, Buyer and Seller shall account to one another, in writing and in good faith, with respect to Other Carrier Marketing Fees received by either Buyer or Seller in the preceding month in respect of calendar 2005 production, allocating those amounts between Seller and Buyer in accordance with Section 5.11 hereof.

2.4.3 Not later than fifteen (15) days following the date on which the final amounts of Producer Convention Expenses are determinable, Buyer shall provide, or shall cause IBSi to provide, Seller with the final amounts of Producer Convention Expenses incurred and shall thereafter provide Seller with supporting information as Seller may reasonably require to verify and confirm the incurrence of such expenses. All Producer Convention Expenses shall be allocated between and paid by Seller and Buyer in accordance with Schedule 2.4.3.

2.4.4 If the parties are unable to agree on any calculation under this Section 2.4, the matter shall be referred to the accounting firm of Beard Miller Company LLP (“Accountant”) for a determination (“Accountant Determined Value”), and such determination shall be final and binding on the parties. The fees and expenses of the Accountant shall be shared equally by the parties unless the Accountant Determined Value varies by less than five percent (5%) from the value first calculated by either Seller or Buyer, in which event the fees and expenses of the Accountant shall be paid by the other party.

2.5 Assets of the Company at Closing. Schedule 2.5 lists the Assets that will be owned by the Company at the Closing Date. Prior to the Closing Date, the Company shall distribute to Seller and/or Educators, or otherwise shall dispose of, all other tangible and intangible property and property rights (including cash balances and cash equivalents), however described or denominated (collectively, “Other Assets”).

2.5.1 Buyer and Seller will execute, and Buyer will cause IBSi to execute, such further instruments, certificates, undertakings and other writings, however described or denominated, that may reasonably be required to transfer, or to perfect the transfer or ownership of, or to confirm the transfer or ownership of, the Assets and the Other Assets in accordance with this Section 2.5. The parties’ obligations under this Section 2.5.1 shall survive Closing.

2.5.2 Commencing on the Closing Date, as reasonably requested by IBSi, Seller will cause Educators to provide IBSi with regular access to, and with copies of, all financial, regulatory, tax, agency and other business records and file materials maintained in respect of IBSi’s operations, organization and business in the period prior to the Closing Date.

2.5.3 The parties acknowledge and agree that the purchase and sale of the LLC Interest in the Company shall be treated as an asset disposition for relevant federal, state and local tax purposes. Accordingly, Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Company’s assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state or local law, as appropriate), which allocation shall be subject to the approval of Buyer, such approval not to be unreasonably withheld or delayed. Seller shall deliver such allocation to Buyer within 90 days after the Closing Date. Seller and Buyer and their Affiliates shall report, act, and file Tax returns (including, but not limited to Internal revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Seller and reasonably approved by Buyer. Buyer shall timely and properly prepare, execute, file and deliver all such documents forms, and other information as Seller may reasonably request in preparing such allocation. Neither Seller nor Buyer shall take any position (whether in audits, returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof that:

3.1 Existence of Seller; Authorization. Seller is a limited liability company duly formed and validly existing under the laws of the Commonwealth of Pennsylvania. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s power and have been duly authorized.

3.2 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

3.3 Non-contravention (Seller). The execution, delivery and performance by Seller of this Agreement does not and will not (a) in the case of Seller, violate its Operating Agreement or (b) violate or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Seller, except to the extent such contravention or conflict in the case of clause (b) above would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Ownership. Seller is and will be immediately prior to the Closing the record and beneficial owner of the LLC Interest, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such LLC Interest) (other than those created by this Agreement), and will assign and deliver to Buyer at the Closing such LLC Interest free and clear of any such Lien and free of any such limitation or restriction.

3.5 Existence and Power of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to have such powers, licenses, authorizations, permits, consents or approvals would not have a Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction where such qualification is necessary to the business of the Company except where failure to qualify would not individually or in the aggregate have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the organizational documents of the Company as currently in effect. The Company has no Subsidiaries. Set forth in Schedule 3.5 is a list of all states in which the Company is qualified to do business as a foreign limited liability company.

3.6 Governmental Authorization. To the Knowledge of Seller, the execution, delivery and performance of this Agreement by Seller requires no action by or in respect of, or filing with, any governmental body, agency, official or authority other than any action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 Non-contravention (Company). Except as disclosed in Schedule 3.7, the execution, delivery and performance of this Agreement by Seller do not and will not (a) violate the organizational documents of the Company, (b) to the Knowledge of Seller, violate or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to the Company, (c) to the Knowledge of Seller, require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any material agreement, contract, indenture, lease or other instrument binding upon the Company or any material license, franchise, permit or other similar authorization held by the Company or (d) result in the creation or imposition of any Lien on any asset of the Company, except in any such case set forth in clauses (b) through (d) above as would not, individually or in the aggregate, have a Material Adverse Effect.

3.8 Capitalization. At the Closing, other than the LLC Interest, there will be no other equity interests in the Company that are outstanding, including no (a) membership interest or other voting interests of the Company, (b) securities of the Company convertible into or exchangeable for units or voting interests of the Company or (c) options or other rights to acquire from the Company, and there is no obligation of the Company to issue any units, voting interests or securities convertible into or exchangeable for units or voting interests.

3.9 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates (other than Seller) in connection with the transactions contemplated by this Agreement.

3.10 Title to Properties; Encumbrances. The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Assets, free from any Liens except those specified in Schedule 3.10. The use of the Assets is not subject to any Liens (other than those specified in the preceding sentence)

3.11 Intellectual Property. The Company has no inventions which are the subject of issued letters patent and no registered trade or service marks (collectively, “Intellectual Property”).

3.11.1 Ownership of the right to use the “Master Brokers” mark shall be retained exclusively by Seller and Educators.

3.11.2 The Company (i) is not a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Intellectual Property and (ii) has no knowledge of any existing infringement by any other Person of any Intellectual Property.

3.12 Litigation. There are no actions, suits, proceedings or arbitrations pending or, to the Knowledge of Seller, threatened against the Company before any arbitrator, court or other Governmental Authority.

3.13 Employee Benefit Plans. Schedule 3.13(a) identifies each Employee Plan. Seller has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto.

3.13.1 No Employee Plan is a Multiemployer Plan.

3.13.2 To the knowledge of the Seller, neither Seller nor the Company or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that would become a liability of Buyer or any of its ERISA Affiliates after the Closing Date.

3.13.3 To the knowledge of the Seller, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

3.13.4 Schedule 3.13(b) identifies each Benefit Arrangement. Seller has furnished to Buyer copies or descriptions of each such Benefit Arrangement.

3.13.5 Excluding the Transition Agreement between Educators and Alex T. Schneebacher (the cost of which shall be paid by Educators and not IBSi), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to a “parachute” payment (as defined in Section 280G of the Code).

3.14 Taxes. Except as set forth on Schedule 3.14, (i) all Tax returns, statements, reports and forms (collectively, the “Returns”) required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by or with respect to the Company has been or will be filed on or before the Closing Date in accordance with all applicable laws, (ii) the Company has timely paid all Taxes shown as due and payable on the Returns that have been filed, (iii) the charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company are adequate to cover such Taxes, (iv) the Company is not delinquent in the payment of any material Tax, (v) there is no audit, action, suit or proceeding pending, or to the Knowledge of Seller threatened, against or with respect to the Company in respect of any Tax, (vi) the Company has not granted any waiver of the statute of limitations period applicable to any Return, which period (after given effect to such extension or waiver) has not yet expired, (vii) there are no requests for rulings or determinations in respect of any Tax pending between the Company and any Taxing Authority and (viii) there is no Tax sharing agreement which will be binding on the Company after the Closing. The Company has operated, for tax purposes, as a single member limited liability company disregarded for federal and state income taxes. All income or loss of the Company for periods prior to the Closing Date have been or will be reported by Seller, or an Affiliate of Seller, on its federal and state income tax returns.

3.15 Contracts, Agreements, Plans and Commitments. Schedule 3.15 hereto sets forth a complete list of the following contracts, agreements, plans and commitments (collectively, the “Material Contracts”) to which the Company is a party or by which the Company or any of its properties is bound as of the date hereof, other than its general agent or other agreements entered into with insurance companies, agents and/or brokers in the ordinary course of business:

3.15.1 Any employment or consulting agreements with officers, employees or other Persons.

3.15.2 Any indenture, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money.

3.15.3 Any non-compete agreement or any agreement that restricts the right of the Company to engage in any type of business.

3.15.4 Any partnership or joint venture agreement.

True, correct and complete copies of each of such Material Contract have been delivered to or made available for inspection by Buyer. The Company has fulfilled all material obligations required of the Company under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, and to the best of Seller’s knowledge, there are no counterclaims or offsets under any of such Material Contracts. Seller has no knowledge of any breach or anticipated breach by the other parties to any Material Contract; nor, to the knowledge of Seller, has any event occurred which with the passage of time or the giving of notice, or both, would result in a default, breach or event of noncompliance by the Company under any Material Contract.

3.16 Limitation of Representations and Warranties. BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, THE LLC INTEREST AND THE BUSINESS, ASSETS AND LIABILITIES OF THE COMPANY ARE BEING SOLD TO BUYER ON AN “AS IS, WHERE IS” BASIS, WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY NATURE WHATSOEVER.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and each of the Buyer Principals hereby represent and warrant, jointly and severally (except with respect to Section 4.14, which Buyer and each of the Buyer Principals hereby represent and warrant severally), to Seller as of the date hereof that:

4.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has all the powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary partnership action on the part of Buyer.

4.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

4.4 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

4.5 Non-contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (a) violate the organizational documents or partnership agreement of Buyer or (b) violate any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

4.7 Financing. Buyer has sufficient funds available to pay the Adjusted Purchase Price.

4.8 Purchase for Investment. Buyer is purchasing the LLC Interest for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

4.9 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Agency which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

4.10 Investment Representations. Buyer and the Buyer Principals understand that LLC Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the registration and/or qualification requirements of applicable state securities laws (such state securities laws, together with the Securities Act, the “Acts”). The LLC Interests are being offered and sold pursuant to an exemption from registration and/or qualification contained in the Acts by reason of specific exemptions from the registration and/or qualification provisions of the Acts which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s and the Buyer Principals’ representations as expressed herein.

4.11 Investor Bears Economic Risk. Buyer and the Buyer Principals understand that the LLC Interests will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations the LLC Interests may be resold without registration and/or qualification under the Acts only in certain limited circumstances. Buyer and the Buyer Principals acknowledge that the LLC Interests must be held indefinitely unless subsequently registered and/or qualified under the Acts or an exemption from such registration and/or qualification is available. Buyer and the Buyer Principals understand that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the securities.

4.12 Accredited Investors. Each of Buyer and the Buyer Principals represent that each of them is an accredited investor within the meaning of Regulation D under the Securities Act.

4.13 Due Diligence. Buyer and the Buyer Principals are informed and sophisticated purchasers, and are familiar with the Company through their past employment with and/or their work in association with the Company. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and the Buyer Principals have relied solely on their own independent investigation of the Company as of this date and upon the limited representations and warranties set forth in this Agreement. Buyer and the Buyer Principals acknowledge that Seller has made no representation or warranty as to the prospects, financial or otherwise, of the Company and that the Company is to be sold pursuant to this Agreement in an “AS IS” and “WHERE IS” condition. Buyer and the Buyer Principals accept the Company as it exists on the Closing Date based upon their inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller except as expressly set forth in this Agreement.

4.14 No Knowledge of Breach. Buyer and the Buyer Principals do not know of any breach of warranty or any misrepresentation by Seller hereunder.

ARTICLE 5

COVENANTS

5.1 Seller’s Management of the Company in the Interim Period. In the Interim Period, Seller shall cause the Company to conduct its business in the ordinary course consistent with past practice and to use reasonable commercial efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the consent of Buyer which consent will not be unreasonably withheld or delayed, and except as otherwise provided herein, Seller will not permit the Company to:

5.1.1 Adopt or propose any change in its Operating Agreement.

5.1.2 Merge or consolidate with any other Person or acquire a material amount of assets of any other Person except pursuant to existing contracts or commitments.

5.1.3 Sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice.

5.1.4 Take any action that could reasonably be expected to cause the representations and warranties contained in Article III to be untrue, except as otherwise may be required by law.

5.1.5 Agree or commit to do any of the foregoing.

5.2 Buyer Principal Management of the Company in the Interim Period. If and to the extent that any of the Buyer Principals, acting in their capacities as officers and/or employees of the Company, exercise management authority with respect to the operations of the Company in the Interim Period, Buyer shall cause the Buyer Principals to manage the Company only in accordance with the directions of Seller and the best interests of Seller and the Company, and not with respect to any conflicting interest of Buyer or the Buyer Principals individually. In the event of an actual or perceived conflict between the interests of Seller, on the one hand, and those of Buyer and the Buyer Principals on the other, or in the event that approval of Seller is required or desired under this Section 5.2 with respect to any matter involving the management of the Company in the Interim Period, Buyer shall cause the Buyer Principals to consult with Seller, and the parties will use their respective best efforts to develop a mutually acceptable plan of action.

5.3 IBSi Insurance Coverages.

5.3.1 Buyer shall cause the Company to secure or continue in force errors and omissions insurance coverage effective for the period on and after the Closing Date in form and amount reasonably acceptable to Seller and Educators.

5.3.2 Buyer stipulates, acknowledges and agrees that Seller shall be entitled to the economic benefit of any liability insurance coverages held by IBSi in respect of insured events occurring in the period prior to the Closing Date. Buyer shall cause IBSi to execute such assignments, instruments and other undertakings as may reasonably be requested by Seller from time to time for this purpose. Liability insurance coverages held by IBSi in respect of a Loss for which Seller is required to provide indemnification under this Agreement shall reduce, dollar for dollar, the indemnities recoverable from Seller under this Agreement.

5.3.3 All rights to indemnification and exculpation existing in favor of the present or former directors, officers, managers§ employees, fiduciaries and agents of the Company as provided in its organizational documents in effect as of the date hereof, and otherwise as provided by law, with respect to the matters occurring prior to the Closing Date shall survive the Closing and shall continue in full force and effect for a period of not less than the applicable statute of limitations.

5.3.4 Prior to the Closing Date, the Company (at Seller’s expense) may purchase a “run-off” or tail insurance policy covering the Company’s present or former directors, officers, managers, employees, fiduciaries and agents in respect of claims and insured events arising in the period prior to the Closing Date. Unless Seller’s written consent is first obtained, Buyer shall not thereafter take or fail to take any action that would surrender, terminate or otherwise adversely effect or impair such insurance coverage.

5.3.5 Buyer (i) stipulates and acknowledges that the workers’ compensation insurer for IBSi, after the Closing Date, may owe a refund in respect of the workers’ compensation insurance provided to IBSi in the current policy year, and (ii) agrees that such refund shall be payable to Educators. Buyer will cause IBSi to execute such notices, assignments and other instruments after the Closing Date as Seller and/or Educators may reasonably request to secure the payment of any refund amount to Educators.

5.4 Tax Returns and Liabilities.

5.4.1 Seller will remain responsible for the income tax consequences of the Company’s activities prior to the Closing Date. Seller will report such activities on its own (or its parent’s) returns, or on amended returns for IBSi (for state tax purposes), and will retain responsibility for any tax liabilities and be entitled to any tax refunds attributable to such activities. Buyer will cooperate fully with Seller in the preparation of such returns.

5.4.2 To the extent that the Company remains disregarded for federal, state or local tax purposes following closing, Buyer will be responsible for the income tax consequences of the Company’s activities for the period beginning with and including that Closing Date.

5.4.3 Buyer shall (i) bear all stamp, documentary, transfer and sales Taxes, if any, attributable to the purchase of the Membership Interest hereunder, and (ii) at its own expense, file, to the extent required by applicable Taxing Authorities, all necessary Tax returns and other documentation with respect to all such transfers or sales Taxes.

5.4.4 Buyer agrees to report, or cause the Company to report, as appropriate, as income to Buyer (and/or the Company), all revenues paid to and received by Buyer and/or the Company following Closing in the form of override commissions or other such payments attributable to insurance policies in effect as of the Closing, in a manner consistent with applicable tax law and the reporting of such items by Seller for income tax purposes.

5.4.5 Buyer acknowledges and agrees that Educators shall be permitted to claim and use tax losses and loss carryforwards of IBSi to the maximum extent permitted by law for purposes of Educators’ 2005 local, state and federal income tax returns.

5.5 Company Employees. Prior to the Closing Date, Seller will cause the Company to terminate all of the Company’s employees, other than (i) John Robert Hallock III and Joseph G. Pritchard who shall remain employed by IBSi, and (ii) Nancy Funk, Erik Walter, Tom Kilheffer, Jeff Glass, Patricia Guers and Julie Lipman who will be transferred to employment with Educators. Seller shall be solely liable and responsible for severance benefits due the terminated employees. Seller also remains responsible for providing, or making available, COBRA coverage to all terminated employees under Seller’s (or an Affiliate’s) health insurance plan.

5.6 Intercompany Agreements. Seller shall use best efforts to cause the Company and its Affiliates (“Seller Affiliates”) to terminate, and to settle prior to the Closing Date all amounts due under, agreements that are in-force between or among the Company and any of its Affiliates (“Seller Inter-Company Agreements) that relate to the period prior to the Closing Date. In all events, Seller and Buyer shall cause the Company and the Seller Affiliates to terminate, and to settle all amounts due under, the Seller Inter-Company Agreements no later than forty-five (45) days following the Closing Date.

5.7 Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate to implement expeditiously the transactions contemplated by this Agreement.

5.8 Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties or any Governmental Authorities, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.9 Public Announcements. Prior to the Closing Date, neither Seller nor Buyer (or their respective Affiliates) will issue any press release or other public announcement or communication with respect to this Agreement or the transactions contemplated hereby unless it has obtained the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that either party may make any public disclosure it believes in good faith is (i) required by applicable law or (ii) deemed advisable by Seller to facilitate the re-contracting of IBSi Producers by Seller or its Affiliates (in which case the disclosing party will use its best efforts to advise the other party hereto prior to making such disclosure).

5.10 Post-Closing Educators Marketing Fees. From and after the Closing Date, and subject to the Restated Agency Agreement, the Marketing Fees payable by Educators to IBSi shall be modified as follows:

5.10.1 No Marketing Fees shall be payable by Educators to IBSi on or in connection with In-Force Business, Renewal Business or New Business sold in Pennsylvania or Maryland.

5.10.2 Marketing Fees shall be payable by Educators to IBSi on In-Force Business sold in North Carolina, South Carolina, Virginia and Georgia.

5.10.3 Marketing Fees shall be payable by Educators to IBSi on Renewal Business sold in North Carolina, South Carolina, Virginia and Georgia through expiration, termination, lapse or nonrenewal of the insurance policies comprising the Renewal Business.

5.10.4 Marketing Fees shall be payable by Educators to IBSi on New Business first sold by IBSi and/or the IBSi Producers after the Closing Date in any market where IBSi and/or the IBSi Producers have been appointed by Educators for such sales

(excluding in all events Pennsylvania and Maryland), and Marketing Fees thereafter shall be payable on any renewals of such New Business.

5.11 Post-Closing Other Carrier Marketing Fees. IBSi shall be entitled to receive and retain any Other Carrier Marketing Fees payable with respect to periods from and after the Closing Date. Other Carrier Marketing Fees that are allocable to any period preceding the Closing Date shall belong to Educators. Upon written request by Educators after the Closing Date, Buyer will cause IBSi to execute from time to time such instruments of assignment as Educators may reasonably require to enable Educators to collect directly the Other Carrier Marketing Fees owed to it under this Section 5.11.

5.11.1 Other Carrier Marketing Fees consisting of bonus and other incentive amounts payable with respect to production in any time period that straddles the Closing Date shall be allocated between Educators and IBSi in proportion to the number of days included in the period prior to and including the Closing Date and the number of days included in the period after the Closing Date. Amounts payable with respect to production in calendar 2005 shall be allocated 83.33% to Educators and 16.66% to IBSi.

5.12 Post-Closing Operations in Pennsylvania and Maryland. From and after the Closing Date, the following restrictions and limitations shall apply to IBSi’s operations in Pennsylvania and Maryland.

5.12.1 IBSi shall not act as an insurance agent appointed by Educators in Pennsylvania and/or Maryland and otherwise shall not represent or hold itself out to be affiliated with Educators in any respect.

5.12.2 IBSi shall not solicit any insured groups located in Pennsylvania or Maryland that have insurance coverage with Educators to replace such coverage with insurance products of any other carrier.

5.12.3 IBSi shall not do business in Pennsylvania or Maryland under the “IBSi” trade name or under any similar trade name or mark.

5.12.4 IBSi will be permitted to use its website, e-mail addresses and check stock without regard to the foregoing limitation.

5.13 Post-Closing Operations in the Southeast Market.

5.13.1 From and after the Closing Date and continuing through December 31, 2006, IBSi will have the exclusive right to distribute Educators’ insurance products in North Carolina, South Carolina and Virginia (“Southeast Market”) in accordance with Restated Agency Agreement.

5.13.2 For so long as IBSi has exclusivity rights under any of Sections 1.1.1 through 1.1.3 of the Restated Agency Agreement, (i) IBSi will use commercially reasonable best efforts to secure the continuous renewal of Educators’ insurance policies sold in the Southeast Market and (ii) if other carrier quotes are offered to an in-force account in the Southeast Market, IBSi will endeavor to provide Educators with an opportunity to submit a final bid for the business.

5.14 Post-Closing Operations in Other Markets. In the period from the Closing Date through the earlier of (i) termination of the Restated Agency Agreement (excluding a termination of the Restated Agency Agreement by IBSi for reasons other than a breach by Educators thereunder) or (ii) December 31, 2009, IBSi will use commercially reasonable efforts to make Educators’ products available in all Other Markets, and except as otherwise permitted by Section 5.15, will not engage in any business plan involving the targeted solicitation of in-force Educators’ insurance business on behalf of other carriers.

5.15 Educators Withdrawal From the Group Benefits Market. In the period after the Closing Date, Educators will provide IBSi with not less than six (6) months’ prior notice of Educators’ intent to discontinue in-force group benefits business (“Withdrawal Notice”). Buyer understands that Educators, at its option, may cease accepting new business and/or renewing in force business as of the date of the Withdrawal Notice. Upon delivery of Withdrawal Notice, Educators’ obligation to write or market new business ceases. In the event of withdrawal involving a proposed run-off of in-force business, Educators will use commercially reasonable efforts to assist IBSi in securing a new carrier for any insurance business that IBSi then has in-force with Educators. If Educators will withdraw by selling its in-force business via a bulk reinsurance and assumption transaction, Educators will require that the reinsurer assume Educators’ obligations under its existing agreement(s) with IBSi. The requirements and undertakings set forth in this Section 5.15 shall continue in-force through December 31, 2009.

5.15.1 Upon IBSi’s receipt of a Withdrawal Notice under this section, IBSi shall be relieved of its obligations under Sections 5.12.2, 5.12.3 and 5.14, and IBSi and the Buyer Principals shall be relieved of their obligations under Section 5.17 below.

5.16 Educators’ Use of the “IBSi” Trade Name. From and after the Closing Date, Educators will not use or do business under the “IBSi” trade name in any market.

5.17 Confidentiality; Nonsolicitation.

5.17.1 None of Buyer, IBSi, the Buyer Principals or any Affiliate of the Buyer Principals (the “Restricted Parties”) shall divulge, communicate or use in any way, any Confidential Information of Seller or its Affiliates without the prior written consent of Seller. Buyer specifically warrants and represents for itself and the other Restricted Parties that neither it nor they will use any such Confidential Information disclosed to, or accumulated by, them during the course of their work for Educators in Pennsylvania, Maryland or other jurisdictions to solicit in-force business of Educators in any of those markets.

5.17.2 In the four-year period following the Closing Date, the Restricted Parties shall not directly or indirectly, either alone or in combination or association with any other person, solicit for the purpose of diverting or taking away from Educators any in-force business of Educators in the states of Pennsylvania or Maryland.

5.17.3 In the event of any breach or threatened breach by any of the Restricted Parties of any of the provisions contained in Sections 5.17.1 or 5.17.2, Seller shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party contained in such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Losses.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligation of Buyer. The obligation of Buyer to close under Section 2.2 is subject to the satisfaction or waiver of each of the following conditions:

6.1.1 Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

6.1.2 The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

6.1.3 Effective as of the Closing Date, the Marketing and Administration Agreement between IBSi and Educators dated January 4, 2001 shall have been amended and restated in its entirety in the form shown at Exhibit A.

6.1.4 Effective as of the Closing Date, the General Agent Agreement between Third Party Marketers of America, Inc. and Educators dated September 3, 1998 shall have been amended in accordance with the TPM Amendment.

6.1.5 Seller shall have delivered the Closing Date Balance Sheet to Buyer in accordance with Section 2.3.1 of this Agreement.

6.1.6 Seller shall have tendered to Buyer at Closing the items described at Section 6.3 of this Agreement.

6.1.7 The landlord of the Work Space (as defined in the Restated Services Agreement) shall have consented to the licensing of the Work Space to IBSi pursuant to the Restated Services Agreement.

6.2 Conditions to Obligation of Seller. The obligation of Seller to close under Section 2.2 is subject to the satisfaction or waiver of each of the following conditions:

6.2.1 Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

6.2.2 The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

6.2.3 Effective as of the Closing Date, the Marketing and Administration Agreement between IBSi and Educators dated January 4, 2001 shall have been amended and restated in its entirety in the form shown at Exhibit A

6.2.4 Effective as of the Closing Date, the General Agency Agreement between Third Party Marketers of America, Inc. and Educators dated September 3, 1998 shall have been amended in accordance with the TPM Amendment.

6.2.5 Buyer shall have tendered for delivery to Seller at the Closing the items described at Section 6.4.

6.2.6 The landlord of the Work Space (as defined in the Restated Services Agreement) shall have consented to the licensing of the Work Space to IBSi pursuant to the Restated Services Agreement.

6.3 Seller Closing Deliveries. At the Closing, Seller shall deliver to Buyer the items described in this Section 6.3.

6.3.1 The executed Seller Guaranty.

6.3.2 The Restated Services Agreement executed by Educators.

6.3.3 The Restated Agency Agreement executed by Educators.

6.3.4 The TPM Amendment executed by Educators.

6.3.5 The certificate described at Section 6.1.2.

6.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver to Seller the items described in this Section 6.4.

6.4.1 Payment of the Adjusted Purchase Price.

6.4.2 The Restated Services Agreement executed by IBSi.

6.4.3 The Restated Agency Agreement executed by IBSi.

6.4.4 The TPM Amendment executed by Third Party Marketers of America, Inc.

6.4.5 The certificate described at Section 6.2.2.

6.4.6 An executed original of the Retention Agreement Release.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification of Seller. Buyer and each of the Buyer Principals shall jointly and severally indemnify Seller and its Affiliates and their respective officers, directors, managers, employees, common-law agents and representatives (collectively, the “Seller Parties”), and hold them harmless of, from and against any and all claims, demands, losses, liabilities, cost and expenses, however described or denominated (collectively, “Losses”), based upon or arising out of (i) any breach by Buyer or the Buyer Principals of, or any failure by Buyer or the Buyer Principals to perform, any of the covenants, terms or conditions of, or any duties or obligations of Buyer under, the Definitive Agreements; (ii) any inaccuracy or falsity in any representation or warranty of Buyer under this Agreement; (iii) any negligent act, error or omission, or any intended and wrongful act or omission of Buyer or the Buyer Principals in respect of the transactions contemplated by the Definitive Agreements; (iv) the Transferred Liabilities; and (v) any other matter for which indemnity of Seller is specifically provided in this Agreement.

7.2 Indemnification of Buyer. Seller shall indemnify each of Buyer, Buyer’s officers, directors, employees, common-law agents and representatives and the Buyer Principals (collectively, the “Buyer Parties”), and hold them harmless of, from and against Losses based upon or arising out of (i) any breach by Seller or Educators of, or any failure by Seller or Educators to perform, any of the covenants, terms or conditions of, or any duties or obligations of Seller or Educators under, the Definitive Agreements; (ii) any inaccuracy or falsity in any representation or warranty of Seller under this Agreement; (iii) any negligent act, error or omission, or any intended and wrongful act or omission of Seller or Educators in respect of the transactions contemplated by the Definitive Agreements; (iv) the Retained Liabilities; and (v) any other matter for which indemnity of Buyer is specifically provided in this Agreement.

7.3 Indemnification Procedures.

7.3.1 If a claim is made, or any suit or action is commenced for which defense or indemnity is claimed to be due under Sections 7.1 or 7.2 hereof, or if knowledge is received of any other state of facts which, if not corrected, may give rise to a right of defense or indemnification under Sections 7.1 or 7.2, the party seeking defense or indemnity (“Indemnified Party”) shall give written notice to the party claimed to be liable on the defense or indemnity obligation (“Indemnifying Party”) as soon as practicable after, but in no event (i) more than ten (10) days following notice to the Indemnified Party of any claim, suit or action for which defense or indemnity will be sought, or (ii) more than thirty (30) days following the Indemnified Party’s knowledge of any other state of facts which may give rise to a right to defense or indemnity under Sections 7.1 or 7.2. A failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to defend or indemnify, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to the matter for which defense or indemnity has been claimed, and each party hereunder will render to the other such assistance as the other may reasonably require in order to assure prompt and adequate defense of any suit, claim or proceeding to which this Section 7.3 applies.

7.3.2 If defense or indemnification is sought with respect to a claim, suit or other proceeding against the Indemnified Party, the Indemnifying Party shall have the right to defend, compromise and settle the matter in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Sections 7.1 or 7.2 hereof; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all Losses relating thereto. The Indemnifying Party shall notify the Indemnified Party within ten (10) days of having been notified pursuant to Section 7.3.1 of this Agreement if the Indemnifying Party elects to assume the defense of any such claim, suit or action. In assuming the defense of a matter hereunder, the Indemnifying Party shall have the right to select counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel who may associate with the counsel designated by the Indemnifying Party (upon the Indemnifying Party’s assumption of the defense of the matter), but the fees and expenses of such counsel shall be at the Indemnified Party’s expense unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof, or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the reasonable fees and expenses of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party.

7.3.3 The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle nor compromise any matter for which indemnification may be sought, notwithstanding this Section 7.3.3, in excess of $1,000 without the consent of the Indemnifying Party, which shall not be unreasonably withheld. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in, any claim, suit or action in which the Indemnifying Party did not assume the defense in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

7.4 The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article VII. The Indemnified Party shall cooperate with the

Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against other persons.

ARTICLE 8

TERMINATION

8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

8.1.1 By written agreement of Seller and Buyer.

8.1.2 By either Seller or Buyer if the Closing shall not have occurred on or before November 30, 2005, unless the reason that the Closing has not occurred is the failure of the party seeking to terminate this Agreement to fulfill its obligations hereunder or to cause closing conditions within its control to be satisfied.

8.2 Notice of Termination Required. The party desiring to terminate this Agreement shall give written notice of termination to the other party which notice shall specify the grounds for termination and the date as of which the termination shall take effect.

8.3 Effect of Termination. If this Agreement is lawfully terminated by a party under Section 8.1.2 (“Terminating Party”), the counterparty shall pay the Terminating Party the sum of fifty thousand dollars ($50,000) as liquidated damages. Such liquidated damages shall be payable in cash by wire transfer or delivery of other immediately available funds within three (3) days of receipt of the notice of termination. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the LLC Interest and the uncertainties applicable to the transactions contemplated hereby. The parties further stipulate that the liquidated damages provided for herein are a reasonable estimate by them of such damages and that such liquidated damages shall constitute full satisfaction of all claims by either of the parties hereto against the other in the event of such termination.

ARTICLE 9

MISCELLANEOUS

9.1 Survival of Representations and Warranties. The representations and warranties of the parties under Articles III and IV of this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall expire on October 31, 2006 and no claim in respect thereof shall thereafter be made by Seller, Buyer or the Company.

9.2 Buyer Principals Obligations. The Buyer Principals shall jointly and severally guaranty all of Buyer’s obligations, undertakings, liabilities and performance hereunder.

9.3 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

If to Buyer:

IBSi, LLC

1315 Westbrook Plaza Drive, Ste 300

Winston-Salem, NC 27103

Attention: President

Telephone No.: (336) 760-4904

with a copy (which shall not constitute a notice) to:

Bell, Davis & Pitt, P.A.

P.O. Box 21029

Winston-Salem, NC 27120-1029

Attention: John Babcock, Esq.

Telephone No.: (336) 714-4125

Facsimile No.: (336) 722-6558

If to Seller, to:

Educators Mutual Life Insurance Company

202 North Prince Street

Lancaster, PA 17603

Attention: Corporate Secretary

Telephone No.: (717) 391-5703

Facsimile No.: (717) 393-7014

with a copy (which shall not constitute a notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: David L. Harbaugh, Esq.

Telephone No.: (215) 963-5751

Facsimile No.: (215) 963-5001

9.4 Amendments. Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or in the case of a waiver, by the party against whom the waiver is to be effective.

9.5 Waiver. No failure to delay by either party in exercising any right, power or privilege hereunder shall operate as a wavier thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.6 Expenses. Unless otherwise provided in this Agreement, all costs and expenses incurred in connection with the execution, delivery and performance of this Agreement shall be paid by the party incurring such cost or expense.

9.7 Dispute Resolution. Any dispute or difference between the parties with respect to this Agreement or the other Definitive Agreements shall be resolved by binding arbitration proceedings pursuant to this Section 9.7.

9.7.1 To initiate arbitration, a party shall notify the other party in writing of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within twenty (20) days of receipt.

9.7.2 The arbitration hearing shall be before a panel of three (3) arbitrators, each of whom must be disinterested and all of whom shall be either (i) attorneys or (ii) current or former officers of life or health insurance companies. Each of Seller and Buyer shall each appoint one arbitrator by written notification to the other within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. These two arbitrators shall then select the third arbitrator within fourteen (14) additional days of the date of the mailing of the notification initiating the arbitration. Should either Seller or Buyer fail to appoint an arbitrator, or should the two (2) arbitrators be unable to agree upon the choice of a third arbitrator, such appointment shall be made by the American Arbitration Association or its successor organization (“Association”). Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

9.7.3 The arbitration hearing shall be held in Harrisburg, Pennsylvania on the date fixed by the arbitrators. The arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case and the proceedings shall otherwise be conducted in accordance with the Commercial Arbitration Rules of the Association. The arbitrators shall issue a written decision from which there shall be no appeal and on which any court having jurisdiction of the subject matter and the parties may enter judgment. Each party shall bear the expense it incurs in connection with the arbitration proceedings, including the fees of its appointed arbitrator. The expense of the third arbitrator shall be shared equally by the parties except as otherwise ordered by the panel.

9.8 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

9.11 Entire Agreement. This Agreement and the other Definitive Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IBSi Holdings, Inc.	EML Holdings LLC

By:	By:

Name:	Name:

Title:	Title:

BUYER PRINCIPALS:

Teresa B. Pritchard

John Robert Hallock III

Joseph G. Pritchard